EXHIBIT 10.3

INVESTORS CAPITAL HOLDINGS, LTD.

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2010, by and between Investors Capital Holdings, Ltd., a Delaware corporation (hereinafter referred to as the “Company”), and Theodore E. Charles (hereinafter referred to as the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Consultant’s services to the Company are of exceptional merit and constitute an invaluable contribution to the general welfare of the Company and its stockholders; and

WHEREAS, the experience of the Consultant, and the Consultant’s knowledge of the affairs of the Company, reputation and contacts in the industry are so valuable that assurance of the Consultant’s continued services is desirable for the Company’s future growth and profitability, that it is in the best interest of the Company to arrange terms of continued service for the Consultant so as to reasonably assure the Consultant’s remaining availability to the Company as a Consultant after termination of his full time employment with the Company pursuant to the Employment Agreement between the Company and the Consultant of even date herewith, as the same is amended from time to time (the “Employment Agreement”); and

WHEREAS, the Consultant is willing to continue to provide consulting services to the Company provided that the Company agrees to pay the Consultant in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of services to be performed hereunder, as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE I

Term; Duties

1.1  Term; Duties. It is mutually agreed that during the five (5) year period following the Commencement Date, unless this Agreement is earlier terminated due to death or Disability (as defined herein) of the Consultant, or for Cause (as defined herein) or for Good Reason (as defined herein) (such period to be referred to herein as the “Term”), the Consultant shall, at the request of the Board or the chief executive officer of the Company, be available at reasonable times and places as may be mutually agreed upon, to render services in an advisory or consulting capacity to the senior management of the Company (and of the Company’s subsidiaries and affiliates) and the Board, which services shall consist of such services that were performed by the Consultant during the 12 months prior to the Commencement Date (the “Services”).  For purposes of this Agreement, Commencement Date means the date the employment of the Consultant by the Company under the Employment Agreement ends pursuant to any of Sections 10e, 10f or 12 of the Employment Agreement (together, an “Authorized Termination”).

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1.2  Limitations on Duties.  The Consultant shall not be required (i) to provide more than forty (40) hours per month of the Services under this Agreement, or (ii) to perform the Services other than those that are materially consistent with those services as have been performed by the Consultant during the 12 months prior to the Commencement Date.  Performance by the Consultant of the Services shall be adjusted by the Company to take into account the Consultant’s other obligations, commitments and personal plans.  The Consultant may perform the Services at any location he chooses unless his appearance at the principal offices of the Company is required by the nature of the Services.

1.3  Current Information.  During the Term, the Consultant will keep informed concerning the affairs of the Company through review of reports and such other materials that the Company will supply from time to time, and such other means as may be agreed upon.

1.4  Travel.  Except for travel to the Company’s principal office, the Consultant shall not be required to travel from whatever place the Consultant may then be living or staying for the purposes of performing the Services, unless all reasonable expenses incurred by the Consultant shall be paid by the Company.

ARTICLE II

Compensation

2.1  Consulting Fee.  For the performance of the Services during the Term, the Company shall pay the Consultant a sum equal to four hundred thousand dollars ($400,000) per annum, payable at the same time and at the same intervals as the Company pays base salary to its senior executives (the “Consulting Fee”).  The Consultant shall also participate in such cash bonus and equity based plans as the Board may determine from time to time in its sole discretion.

2.2  Benefits.  During the Term the Consultant shall be entitled to participate in (i) the benefit plans that the Company maintains from time to time for the benefit of its employees relating to medical insurance and/or the reimbursement of uninsured medical expenses and group disability benefits and (ii) the Disability Benefit (as defined in the Employment Agreement) and the Life Insurance Benefit (as defined in the Employment Agreement) (collectively, the “Benefits”).  The premiums for the Disability Benefit and the Life Insurance Benefit are to be paid by the Company during the Term.  This provision shall not preclude the Company from effecting any amendment to, or termination of, any such plan (except the Disability Benefit or the Life Insurance Benefit) so long as the total scope and value of the Benefits as a whole are not materially reduced after the date of this Agreement.

2.3  Deferral Election. At the election of the Consultant, any payments due to him under this Agreement may be deferred until a date no later than the date of his death.  Any deferral election made under this provision will be made on a form to be supplied by the Company (with such terms and conditions as may be then established by the Company), must be made prior to the beginning of the year in which the Services giving rise to the deferred payment are rendered, and will be irrevocable for the duration of the given year when made.  Any amounts deferred under this provision may, but need not, be credited with an interest component for the period of deferral (with such determination being made by the Company prior to the time of the deferral election).  Any such deferral election shall only be respected if it is considered by the Company to be fully compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and all guidance thereunder.

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2.4  Expenses. The Consultant shall be entitled to be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his rendition of the Services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company.

ARTICLE III

Activities

3.1       Activities During the Term.  The following provisions apply to the Consultant during the Term.

(a)        Except with the prior written consent of the Board, the Consultant will not during the Term undertake or engage in any other employment or occupation except as permitted by this Section.  This provision shall not be deemed to preclude the Consultant’s participation or membership in professional societies, service on the board of similar governing body of any not for profit organization, lecturing or the acceptance of honorary positions that are in any case incident to his employment by the Company, which are not adverse or antagonistic to or competitive with the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise and are consistent with the Consultant’s obligations regarding the confidential, proprietary and trade secret information of the Company and its subsidiaries and affiliates as provided in this Section.

(b)        Except as permitted by this Section, the Consultant will not assume or participate in, directly or indirectly, any position or interest adverse or antagonistic to the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise, or take any action towards any of the foregoing.

(c)        Without limiting the scope or effect of the provisions of clauses (a) and (b) immediately above, during the Term, except on behalf of the Company or its subsidiaries or its affiliates, the Consultant will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever that directly competes with the Company or its subsidiaries or affiliates, in any part of the world, in any line of business engaged in (or planned to be engaged in) by the Company or its subsidiaries or affiliates (or any successor to their business).  This Section shall not prohibit the Consultant from owning (i) as a passive investor only, an aggregate of not more than one (1) percent of the total stock or equity interests of such company or partnership, or (ii) stock or equity interests of such company or partnership held through a mutual fund or other similar investment vehicle over which neither the Consultant nor his affiliates has any investment discretion or control.

(d)        Except as may be required by law, or except to the extent the Consultant’s duties and responsibilities hereunder, the Consultant will keep secret and confidential indefinitely all non-public confidential information (including, without limitation, information regarding cost of new accounts, activity rates of different market niche customers, advertising results, technology (hardware and software), architecture, discoveries, processes, algorithms, maskworks, strategies, intellectual properties, customer lists and other customer information) concerning any of the Company and its affiliates which was acquired by, or disclosed to, the Consultant during the course of the Consultant’s employment with the Company (“Confidential Information”) and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.

(e)        At the end of the Term (whether by expiration or termination) or at the Company’s earlier request, the Consultant will promptly return to the Company any and all records, documents, physical property, information, computer disks, drives or other materials relative to the business of any of the Company and its affiliates obtained by the Consultant during the course of his employment with the Company and not keep any copies thereof.

(f)         The Consultant acknowledges and agrees that all right, title and interest in inventions, discoveries, improvements, trade secrets, developments, processes and procedures made by the Consultant, in whole or in part, or conceived by the Consultant either alone or with others, when employed by the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after the Consultant’s termination of employment, are owned by the Company (“Company IP”).  The Consultant assigns any and all right, title and interest he may have to Company IP to the Company and will promptly assist the Company or its designee, at the Company’s expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP made by the Consultant and the Consultant will promptly execute all reasonable documents prepared by the Company or its designee and take all other reasonable actions which are necessary or appropriate to secure to the Company and its affiliates the benefits of Company IP.  Such patents, trademarks, copyrights and service e marks will at all times be the property of the Company and its affiliates.  The Consultant promptly will keep the Company informed of, and promptly will execute such assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any Company IP.

(g)        To the extent that any court or agency seeks to require the Consultant to disclose Confidential Information, the Consultant promptly will inform the Company and take reasonable steps to endeavor to prevent the disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency.  To the extent the Consultant obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Consultant will promptly inform the Company and take reasonable steps to endeavor to maintain the confidentiality of such information and to preserve such privilege.

(h)        Confidential Information does not include information already in the public domain or information which has been released to the public by the Company.  Nothing in this Section will be construed so as to prevent the Consultant from using, in connection with his

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employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry.  Subject to this Section, the Consultant will be permitted to disclose Confidential Information if required by a subpoena or court or administrative order.

3.2       Activities After the Term.  The following provisions apply to the Consultant after the Term.

(a)        The Consultant agrees and acknowledges that the provisions of this Section 3.2 are necessary to protect the legitimate business interests of the Company and are fair and reasonable for numerous reasons, including the Consultant’s receipt of the specific consideration expressed in Article II of this Agreement.  In addition, as a result of the Consultant’s position with the Company, the Consultant has had, and will continue to have, access to significant confidential, proprietary or trade secret information of the Company, so that, if the Consultant were employed by a competitor of the Company, there would be a substantial risk to the Company of the Consultant’s use of its confidential, proprietary or trade secret information.  Based on the foregoing, for a period of six (6) months after the termination of the Consultant’s employment with the Company, absent the Company’s prior written approval (with concurrence by the Board), the Consultant will not directly or indirectly:

(i)         render any services to, or engage in any activities for, any other person, firm, corporation or business organization with respect to any product, process, technology or service, in existence or under development that substantially resembles or competes with a product, process, or service of the Company in existence or under development upon which the Consultant worked or exercised supervisory responsibility at the time during the Consultant’s employment with the Company;

(ii)        solicit employees of the Company to leave their employ or offer or cause to be offered employment  to any person who is or was employed by the Company at any time during the six(6) months prior to the termination of the Consultant’s employment with the Company;

(iii)       entice, induce or encourage any of the Company’s other employees to engage in any activity that, were it done by the Consultant would violate any provision of this Section 3.2; or

(iv)       otherwise attempt to interfere with or disrupt the business or activities of the Company or its subsidiaries or affiliates after written notice and a 60-day cure period.

(b)        The Consultant agrees that if he acts in violation of this Section 3.2, the number of days that the Consultant is in violation will be added to the time period specified in this Section.

(c)        Regardless of the foregoing, the provisions of this Section 3.2 shall not apply to the Consultant if this Agreement is terminated by (i) the Consultant for Good Reason, or (ii) by the Company for any reason or no reason, other than Cause or Disability.

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ARTICLE IV

Termination

4.1  Termination.  The Company may terminate this Agreement upon the death or Disability of the Consultant or with or without Cause, in each case subject to the payment obligations specified in this Article IV, or may terminate or suspend payments and/or the Benefits due hereunder, as provided below.

4.1.1        Death.  This Agreement shall terminate upon the death of the Consultant and no payments shall be due to the Consultant’s estate hereunder except that the Consultant’s estate shall be entitled to receive any portion of the Consulting Fee due the Consultant through the last day of the calendar month in which his death occurred plus the estate of the Consultant or his designated beneficiary for the Life Insurance Benefit shall be entitled to the Life Insurance Benefit.

4.1.2        Disability.  This Agreement may be terminated hereunder by the Company upon the Board’s determination that the Consultant is suffering a Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Consultant’s ability to substantially provide the Services under this Agreement for a period of one hundred eighty (180) days during a three hundred sixty-five (365) consecutive day period and which results in the Consultant becoming eligible for long-term disability benefits under the Disability Benefit.  In the event of such termination, the Consultant shall be entitled to only the amount of the Consulting Fee through the date of termination for Disability plus the Disability Benefit.

4.1.3        With or Without Cause.  This Agreement may be terminated by the Company at any time with or without Cause (other than in the event of death or Disability of the Consultant), subject to the payment obligations provided for herein.  In the event of a termination without Cause, the Company shall pay to the Consultant an amount equal to the Consulting Fees due for the balance of the Term in a lump sum within five (5) days of notice of termination and shall continue to provide Consultant with the Benefits for the earlier of the balance of the Term as if this Agreement has continued for the balance of the Term or the death of the Consultant. In the event of a termination for Cause, the Consultant shall not be entitled to any further payment or the Benefits under this Agreement (except those then due and owing for previous Services).  The Company shall provide written notice of such termination to the Consultant and if termination for Cause, the basis for its determination of Cause.  The Consultant may contest the Company’s determination of Cause and if he prevails this Agreement shall retroactively be reinstated.  For purposes of this Agreement, the term “Cause” means:

(i)         The Consultant’s willful and continued failure to perform the Services after there has been delivered to the Consultant a written demand for performance from the Board that describes the basis for the Board’s belief that the Consultant has not substantially performed the Services in all material respect and provides the Consultant with fifteen (15) business days to take corrective action.

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(ii)        Any act of personal dishonesty taken by the Consultant in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action is likely to result in the substantial personal enrichment of the Consultant;

(iii)       The Consultant’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)       A willful breach of any fiduciary duty owed to the Company by the Consultant that the Board reasonably believes has had or will likely have a material detrimental effect on the Company’s reputation or business;

(v)        The Consultant’s being found liable in any Securities and Exchange Commission or any state or any broker dealer self-regulatory organization or other civil or criminal securities law action or proceeding or entering any cease and desist order with respect to such action or proceeding (regardless of whether the Consultant admits or denies liability) related to the business of the Company or its subsidiaries or affiliates, which the Board reasonably determines was based on willful actions by the Consultant and is material and adverse to the Company;

(vi)       The Consultant’s willfully (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”); provided that, the Consultant’s failure to waive attorney-client privilege relating to communications with the Consultant’s own attorney in connection with an Investigation will not constitute “Cause”; or

(vii)      The Consultant’s material breach of Section 3.1.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Consultant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Consultant in determining a majority should he be a director at the time) at a meeting of the Board called and held for the purpose (after reasonable notice to the Consultant and an opportunity for the Consultant to be heard before the Board), finding that in the good faith opinion of the Board the Consultant was engaged in conduct described above and specifying the particulars thereof.  Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership(excluding the Consultant in determining a majority should he be a director at the time), that there is a reasonable basis for its determining that the Consultant was engaged in conduct constituting Cause, the Board may suspend the Consultant from his duties hereunder for a reasonable time not to exceed fourteen (14) days pending a further meeting at which the Consultant shall be given the opportunity to be heard before the Board.  For purposes of this subparagraph, no act, or failure to act, on the Consultant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

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4.1.4        By Consultant.  The Consultant may terminate this Agreement by written notice to the Company and upon such termination (a) if not for Good Reason, the Consultant shall not be entitled to any further payments (except those then due and owing for previous Services) or the Benefits under this Agreement, or (b) if for Good Reason then the Consultant shall be entitled to a lump sum payment equal to the balance of payments for the Services as if this Agreement continued for the full Term and the Benefits for the earlier of the balance of the Term as if this Agreement had continued for the balance of the Term or the death of the Consultant.  For purposes of this Agreement, Good Reason means that the Company has materially breached this Agreement, the Consultant has notified the Company in writing of such material breach and the Company has not corrected such material breach within thirty (30) days of such written notice.

4.1.5        Loss of Benefits.  No payments or the Benefits will be payable under this Agreement unless the Consultant’s employment termination under the Employment Agreement was an Authorized Termination.

4.1.6        Termination or Suspension of Payments Due for Regulatory Purposes.  The Company may terminate or suspend payments under this Agreement if the Company or any of its subsidiaries is subjected to discipline of any governmental or broker dealer self-regulatory organization having jurisdiction over the Company which prohibits limits its ability to pay compensation (including Benefits) provided for in this Agreement, or the Company or any of its subsidiaries is advised by a regulatory agency having jurisdiction over the Company that payments under this Agreement will result in regulatory sanctions against the Company, any subsidiary of the Company or their respective officers or directors.

4.1.7        Breach of Agreement.  The payments and the Benefits provided for herein are conditioned upon the Consultant providing the Services and fulfilling his obligations hereunder.  In the event the Consultant shall at any time materially breach his obligations to the Company pursuant to this Agreement, the Board shall notify the Consultant in writing of the alleged material breach and the corrective actions required to be taken by the Consultant.  If the Consultant promptly takes such actions the material breach shall be excused by the Company.  If the Consultant disagrees with the Board that a material breach exists, the Board shall permit the Consultant and his legal counsel to address the matter at a meeting of the Board and the Board will then determine whether a material breach exists or the corrective action required and notify the Consultant.  The Board may, by a resolution, at any regular or special meeting, suspend or eliminate payment during the period of such breach if not cured.  A material breach caused by the inability of the Consultant to perform the Services as a result of conditions which result in a Disability shall not be a basis for claim of material breach by the Company.

ARTICLE V

Merger, Sale or Similar Transaction

            Merger, Sale or Similar Transaction. The Company shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm, or person unless said entity agrees to assume and discharge the obligations of the Company under this Agreement.

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ARTICLE VI

Miscellaneous

6.1                                                              Amendments.  During the lifetime of the Consultant, this Agreement may be amended or revoked at any time, in whole or in part, only by mutual written agreement of the parties.

6.2                                                              Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Consultant and the Company, and any successor organization that shall succeed to substantially all of its assets and business.

6.3                                                              Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company.  The date of such mailing shall be deemed the date of notice, consent or demand.

6.4                                                              Tax Reporting.   During the Term, the Consultant will be an employee of the Company, and wage payments to him will therefore be reported on a Form W-2, and all such payments will be subject to required tax and other withholdings.

6.5                                                              Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.  This Agreement is solely between the Company and the Consultant.  This Agreement shall be binding upon the designated recipients, beneficiaries, heirs, executors and administrators of the Consultant.

6.6                                                              Section 409A Compliance.

(a)        Generally.  The parties intend that the payments and benefits to which the Consultant is entitled under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated and guidance provided thereunder (collectively, the “Section 409A rules”).   If either party believes, at any time, that any of payment or benefit is not so exempt or does not so comply, that party will promptly advise the other party and both parties will negotiate reasonably and in good faith to amend the terms hereof to cause the applicable payment or benefit to be exempt from or comply with the Section 409A rules, in the manner that limits to the extent possible any adverse economic effect on the Consultant and on the Company.

(b)        Specified Employee.   If the Consultant was a “specified employee” (determined by the Company in accordance with the applicable Section 409A rules, including Treas. Reg. § 1.409A-3(i)(2)) as of the Consultant’s separation from service (as defined for purposes of the Section 409A rules) from the Company either

(i)         immediately before the effectiveness of this Agreement or

(ii)        as a result of a termination under this Agreement (each a “Separation from Service”), and if any payment, benefit or entitlement provided for in this Agreement (and taking into account the fact that the terms hereof are incorporated by reference in the Employment Agreement) otherwise both (A) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (B) cannot be paid or provided in a manner otherwise provided herein without subjecting the Consultant to additional tax or interest (or both) under the Section 409A rules, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Separation from Service (including any payment under this Agreement that is so characterized) shall be paid or provided to the Consultant in a lump sum cash payment to be made not before the earlier of (X) the Consultant’s death and (Y) the first business day of the seventh (7th) month immediately following the Consultant’s applicable Separation from Service.

(c)        Any payment, benefit or entitlement provided for in this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to the Consultant only upon a Separation from Service.

6.7                                                              Injunctive Relief.  If there is a breach or threatened breach of the provisions of Article III of this Agreement, the Consultant acknowledges and agrees that there is no adequate remedy at law for such breach and that the Company shall be entitled to injunctive relief restraining the Consultant from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ATTEST: Douglas C. Leonard, Secretary	INVESTORS CAPITAL HOLDINGS, LTD. By: __________ Timothy B. Murphy, President and Chief Executive Officer
Witness	CONSULTANT __________ Theodore E. Charles, individually

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